Exhibit 10.27

PROMISSORY NOTE

Waukesha, Wisconsin
$161,074.79	August 1, 2016

FOR VALUE RECEIVED, the undersigned Telkonet, Inc. ("Maker"), hereby promises to pay to the order of PETER T. KROSS or its assigns ("Holder"), the principal sum of One Hundred Sixty One Thousand, Seventy Four Dollars and Seventy Nine Cents ($161,074.79), together with interest on the unpaid principal balance (including unpaid interest) as set forth below.

1.       Interest Rate. The unpaid balance of this Note outstanding from time to time shall bear interest at the following rate (the "Applicable Rate"):

a.       The Applicable Rate shall be 3% per annum.

2.       Principle and Interest Payments. Beginning on September 1, 2016, and on the first day of each month thereafter through and including June 1, 2017, Maker shall make monthly payments of principle and interest in the fixed amount of $16,329.79 (the "Fixed Payments"). The Fixed Payments are calculated based on a level ten month amortization of the full initial principal balance of $161,074.79, using the Applicable Rate of 3% per annum.

3.       Subordination. The Holder acknowledges that this Promissory Note represents and unsecured obligation of Maker. The Holder further agrees that if requested by the Maker's lender, Heritage Bank of Commerce ("HBOC"), that the Holder will execute a Subordination Agreement in a form that is acceptable to the Maker's lender, HBOC.

4.       Compounding of Interest. Any required interest payments not timely made hereunder, shall be added to the principal balance 20 days after the due date. Thereafter, interest shall accrue on the revised principal balance, including the defaulted interest payment(s).

6.       Manner of Payment. All payments of principal and interest on this Note shall be made by immediately available funds to such place as Holder shall designate to Maker. If any payment of principal or interest on this Note is due on a day which is not a business day in the State of Wisconsin, such payment shall be due on the next succeeding business day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.

7.       Prepayment. The unpaid principal and interest due under this Note may be prepaid in whole or in part at any time without premium or penalty.

8.       Default. The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a)       If Maker fails to make any payment when due according to the terms of this Note.

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(b)       The institution by Maker of proceedings under the United States Bankruptcy Code, or any other applicable federal or state law seeking an order for relief; the consent of Maker to the institution of bankruptcy or insolvency proceedings against it; the consent by Maker to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or other similar official of Maker or of any substantial part of the property of Maker; the making by Maker of an assignment for the benefit of creditors; or the inability of Maker to pay its debts generally as they become due.

(c)       A sale of all or substantially all of Maker's assets to a person or entity or a group of persons or entities that do not currently control Maker.

10.       Remedies. If an Event of Default occurs, Holder may, at its option and by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable. Failure by Holder to exercise the option set forth in the preceding sentence shall not constitute a waiver of the right to exercise the same at a later time or upon the occurrence of any subsequent Event of Default. Holder may use any and all remedies in law and equity to enforce and collect the amount owed under this Note and Maker shall be responsible for Holder's reasonable costs of enforcement and collection, including, without limitation, reasonable attorney fees.

11.       Waiver; Modifications. No delay or omission of Holder in exercising any right or power hereunder shall impair such right or power or be construed as a waiver of any default or an acquiescence therein; and no single or partial exercise of any such right or power shall preclude other or further exercise thereof; or the exercise of any other right. All rights and remedies hereunder or afforded by law shall be cumulative and shall be available to Holder until the principal amount of and all interest on this Note have been paid in full. No modification, waiver, estoppel, amendment, discharge or change of this Note shall be valid unless it is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

12.       Notices. All notices, consents, waivers, and other communications under this Note must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Holder, to:

Peter T. Kross

248 Grosse Point Blvd.

Grosse Point Farms, MI 48230

If to the Maker, to:

Telkonet, Inc.

20800 Swenson Drive, Suite 175

Waukesha, WI 53186

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13.       Governing Law; WAIVER OF JURY TRIAL. This Note shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Each party irrevocably consents to the exclusive, personal jurisdiction in any court of competent jurisdiction located in the State of Wisconsin, with respect to any action arising out of or pertaining to this Note. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

14.       Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Note.

15.       Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS WHEREOF, Maker has caused this instrument to be duly executed as of the date first above written.

MAKER:
TELKONET, INC.

BY: /s/ Jason Tienor
Jason Tienor
Its:
Chief Executive Officer

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